                                                                    EXHIBIT 5.1


                              DAVIS POLK & WARDWELL
                              450 LEXINGTON AVENUE
                               NEW YORK, NY 10017
                                  212-450-4000


January 30, 2003


CVS Corporation
One CVS Drive
Woonsocket, RI 02895

Ladies and Gentlemen:

We have acted as special counsel to CVS Corporation, a Delaware corporation (the "Company"), in connection with the Company's offer (the "Exchange Offer") to exchange its 3 7/8% Exchange Notes due November 1, 2007 (the "New Notes") for any and all of its outstanding 3 7/8% Notes due November 1, 2007 (the "Old Notes").

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Upon the basis of the foregoing and assuming the due execution and delivery of the New Notes, we are of the opinion that the New Notes, when authenticated, issued and delivered in exchange for the Old Notes in accordance with the Exchange Offer and the Indenture will be valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except
(x) as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, (y) as such enforcement may be limited by general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity and (z) to the extent that a waiver of rights under any usury or stay law may be unenforceable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

CVS Corporation                                            January 30, 2003


We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the references to us under the captions "Legal Matters" and "Material United States Tax Consequences of the Exchange Offer" in the Prospectus contained in such Registration Statement.

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent except that The Bank of New York, as Exchange Agent for the Exchange Offer, may rely upon this opinion as if it were addressed directly to it.

                                                   Very truly yours,

                                                   /s/ Davis Polk & Wardwell